Exhibit 99.1

FOR IMMEDIATE RELEASE

IR Contact: Erin Kasenchak Director, Investor Relations 408 540-3691	PR Contact: Jonathan Friedland Chief Communications Officer 310 734-2958

Netflix Announces Termination of Stockholder Rights Plan

LOS GATOS, Calif. – Dec. 30, 2013 – Netflix, Inc. (Nasdaq: NFLX) announced today that its stockholder rights plan has been amended to accelerate the expiration date to December 30, 2013, effectively terminating the plan as of that date. Stockholders are not required to take any action as a result of this expiration.

In connection with the expiration of the rights plan, Netflix will be taking routine actions to voluntarily deregister the related preferred share purchase rights under the Securities Exchange Act of 1934, and to delist the preferred share purchase rights from NASDAQ. These actions are administrative in nature and will have no effect on the Netflix’s common stock, which continues to be listed on NASDAQ.

About Netflix, Inc.

Netflix is the world’s leading Internet television network with over 40 million members in more than 40 countries enjoying more than one billion hours of TV shows and movies per month, including original series. For one low monthly price, Netflix members can watch as much as they want, anytime, anywhere, on nearly any Internet-connected screen. Members can play, pause and resume watching, all without commercials or commitments.

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